Exhibit No. 23.2



            CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use of our reports dated March 2, 2006 relating to the consolidated financial statements of Breakwater Resources Ltd. as at December 31, 2005 and for each of the years in the two-year period ended December 31, 2005 (which report on the financial statements expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to changes in accounting principles that have a material effect on the comparability of the financial statements) appearing in the Annual Report on Form 40-F of Breakwater Resources Ltd. for the year ended December 31, 2006.



/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Toronto, Canada

March 30, 2007